       As filed with the Securities and Exchange Commission on October 2, 1998
                                                   REGISTRATION NO. 333-________
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                                NUMEX CORPORATION
                 (Name of Small Business Issuer in its Charter)


              DELAWARE                                 3541                               06-1034587
       (State or Jurisdiction                   (Primary Standard                      (I.R.S. Employer
 of Incorporation or Organization)     Industrial Classification Code Number)       Identification Number)

                            14115 S. PONTLAVOY AVENUE
                           SANTA FE SPRINGS, CA 90670
                                 (562) 404-7176
                        (Address and Telephone Number of
                          Principal Executive Offices)


                                    COPY TO:

            JACK I. SALZBERG                        ALLAN B. DUBOFF, ESQ.
    CHAIRMAN OF THE BOARD, PRESIDENT               LANCE JON KIMMEL, ESQ.
        14115 S. PONTLAVOY AVENUE                 RICHMAN, LAWRENCE, MANN,
       SANTA FE SPRINGS, CA 90670                    CHIZEVER & PHILLIPS
             (562) 404-7176                        9601 WILSHIRE BOULEVARD
   (Name, Address and Telephone Number                    PENTHOUSE
          of Agent for Service)                BEVERLY HILLS, CALIFORNIA 90210
                                                       (310) 274-8300
                                                     (310) 274-2831(FAX)


Approximate date of commencement of proposed sale to the public: As soon as practicable from time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


--------------------------------------------------------------------------------------------------------------------------
                                                  CALCULATION OF REGISTRATION FEE

                                                              Proposed                Proposed
                                       Amount                  Maximum                 Maximum                 Amount of
Title of Each Class of                 Being               Offering Price              Aggregate              Registration
Securities to be Registered          Registered              Per Unit(1)            Offering Price                Fee
Common Stock, par value
$.10 per share                        5,210,506               $    0.625           $   3,256,566.20            $   960.69
--------------------------------------------------------------------------------------------------------------------------


(1) Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee and based on the average of the bid and asked prices as reported by the National Association of Securities Dealers Inc. on September 28, 1998.

                          -----------------------------


        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 1998

                                NUMEX CORPORATION

                        5,210,506 SHARES OF COMMON STOCK

        This Prospectus has been prepared for use in connection with the proposed resale by the selling stockholders described herein (the "Selling Stockholders"), of an aggregate of up to 5,210,506 shares of the Company's common stock, $.10 par value per share (the "Common Stock"). The Common Stock being registered hereunder (the "Shares" or the "Securities") may be offered and sold by the Selling Stockholders from time to time directly or through agents or to or through broker-dealers. See "Plan of Distribution." Unless the context indicates or otherwise requires, references in this Prospectus to the "Company" are to Numex Corporation and its consolidated subsidiaries.

        The Company's Common Stock is traded on the Nasdaq Bulletin Board (the "Nasdaq Bulletin Board") under the trading symbol NUMX. On September 28, 1998, the closing price for the Common Stock as reported on the Nasdaq Bulletin Board was $0.5625 per share.

        The Company will receive no portion of the proceeds of the sale of the Securities by the Selling Stockholders, but will receive proceeds from the exercise of options held by certain Selling Stockholders. The Company will bear the expenses in connection with the registration of the Securities. See "Plan of Distribution," "Use of Proceeds" and "Selling Stockholders."

SEE "RISK FACTORS," COMMENCING ON PAGE 7 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

        THE SECURITIES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES SHOULD CONFIRM THE EXISTENCE OF AN EXEMPTION FROM REGISTRATION OR THE REGISTRATION THEREOF UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



 Title of each Class of     Total Number                                         Proceeds to Issuer or
Security being registered    of Shares              Price to Public(1)            Other Persons(2)(3)
-------------------------    ---------              ------------------            -------------------
Common Stock                 5,210,506               $        0.5625               $   2,930,909.60

        Totals               5,210,506                                             $   2,930,909.60


(1) Based on the Closing Price of the Common Stock on the Nasdaq Bulletin Board on September 28, 1998.

(2) All expenses of this Offering are being borne by the Company. The Company estimates that it will incur approximately $33,000 in registration, legal, accounting, and other fees in connection with this Offering.

(3) The Company will not receive any of the proceeds from the sale of the shares being offered by the Selling Stockholders.



                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1998.

                                TABLE OF CONTENTS


                                                                                            Page
Available Information......................................................................  1
Documents Incorporated By Reference........................................................  2
Prospectus Summary.........................................................................  3
Risk Factors...............................................................................  5
Use Of Proceeds............................................................................  9
Market For Common Equity And Related Stockholder Matters...................................  9
Selling Stockholders....................................................................... 11
Plan Of Distribution....................................................................... 12
Management's Discussion And Analysis Of Financial Condition And Results Of Operation....... 12
Business................................................................................... 16
Management................................................................................. 18
Executive Compensation..................................................................... 19
Certain Relationships And Related Transactions............................................. 20
Security Ownership Of Certain Beneficial Owners And Management............................. 21
Recent Sales Of Unregistered Securities.................................................... 21
Legal Proceedings.......................................................................... 22
Changes In And Disagreements With Accountants On Accounting And Financial Disclosure....... 23
Disclosure Of Commission Position On Indemnification Of Securities Act Liabilities......... 23
Legal Matters.............................................................................. 24
Experts ................................................................................... 24

                              AVAILABLE INFORMATION

        The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Seven World Trade Center, 13th Floor, New York, N.Y. 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is: http:\\www.sec.gov. The Common Stock is listed on the Nasdaq Bulletin Board and the reports, proxy statements and certain other information filed by the Company may be obtained by calling the Nasdaq Public Reference Room Disclosure Information Group at (800) 638-8241 or (202) 728-8298.

        This Prospectus constitutes a part of the Registration Statement on Form SB-2 (together with all exhibits and amendments thereto, the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

        No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or any Underwriter. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered offer and sale of the securities to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

        Until           , 1998 (25 days from the date of this Prospectus),
all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                       DOCUMENTS INCORPORATED BY REFERENCE

        The following documents have been filed with the Commission and are incorporated herein by reference:

               (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, containing audited financial statements for the fiscal year ended March 31, 1998.

               (b) The Company's quarterly reports on Form 10-QSB for the fiscal quarters ended June 30, 1998 and all other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the quarter ended December 31, 1997.

               (c) The description of the Company's Common Stock contained in its Registration Statement on Form S-18 (Commission File No. 2-6881813), as filed with the Commission on August 14, 1980, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a report or document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company at 14115 S. Pontlavoy Avenue, Santa Fe Springs, CA 90670, Attn:
Corporate Secretary (telephone (562) 404-7176).

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. In this Prospectus, the words "expects," "anticipates," "believes," "intends," "will" and similar expressions identify forward-looking statements, which speak only as of the date hereof, and are subject to certain risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                   THE COMPANY

        The Company was incorporated under the laws of the State of Delaware on August 1, 1980. Since January 1991, the primary business of the Company had been the manufacture under license (through subcontractors) and distribution of the Company's only product, Therapy Plus, a patented, non-electric, cylinder-shaped, hand-held device used for the relief of arthritis pain (the "Product").

        For some time, sales of the Product have been declining significantly, to the point that there are no new sales of the Product. No significant additional sales of the Product are expected. The only activities at present are the shipping of warehoused units of the Product for which payment has already been received. There are no other products under development and there are no plans to develop any additional products at this time.

        The Company's current plans are to continue to seek out acquisitions of profitable businesses. In anticipation of possible acquisitions, the Company has established a relationship with a medium size investment banking house which specializes in private placements of securities and notes with institutional investors. The Company has a federal tax loss carryforward of approximately $6.9 million and a California tax loss carryforward of approximately $1.6 million which would be available to be utilized by any profitable acquisition. The loss carryforwards would be subject to annual limits if such acquisition results in a significant change of ownership.

        The Company's executive offices are located at, and its mailing address is, 14115 S. Pontlavoy Avenue, Santa Fe Springs, CA 90670. Its telephone number is (562) 404-7176.

                              PLAN OF DISTRIBUTION

        The Securities being sold by the Selling Stockholders, up to 5,210,506 shares of Common Stock, are being sold for their own accounts. The Company has not been advised by the Selling Stockholders as to any plan of distribution. The Company will not receive any proceeds from the sale of the Securities by the Selling Stockholders. However, if certain Selling Stockholders exercise all of the options to purchase Securities to be offered hereunder, the Company will receive the proceeds from such exercise. If all such options and warrants are fully exercised, the Company would receive $738,750, which would be used by the Company for general working capital.

        The Selling Stockholders may sell the Shares from time to time through dealers or brokers in transactions on the Nasdaq Bulletin Board at prices then prevailing, or directly to one or more purchasers in negotiated transactions at negotiated prices, or in a combination thereof. The Selling Stockholders and any dealers or brokers that participate in such distribution may be deemed "underwriters" within the meaning of the Securities Act and any commissions or discounts received by any such dealer or broker may be deemed "underwriting compensation."

        The costs of registering the Shares will be paid by the Company.

        There can be no assurances that the Selling Stockholders will sell any or all of the Shares offered hereunder.

                                  RISK FACTORS

        An investment in the securities offered hereby is highly speculative and involves a high degree of risk. Prospective investors should carefully consider all of the information contained in this Prospectus and, in particular, the following factors which could materially and adversely affect the operations and prospects of the Company or an investment therein, before making a decision to purchase any securities offered hereby.

        Operating Losses; Accumulated Deficit; Uncertainty of Future Results. The Company has experienced net losses from its operations for an extended period of time. In fiscal 1996, 1997 and 1998, the Company experienced losses of $398,670, $512,293 and $560,826, respectively. These losses, incurred over a number of years, have resulted in an accumulated deficit of $11,467,014 at June 30, 1998. During fiscal years 1996, 1997 and 1998, the Company experienced insufficient cash flows from operations, and funds for operations were obtained through the issuances of notes payable and preferred stock. The Company can make no assurances that the future operations of the Company will result in profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".

        No Current Operations. For some time, sales of the Company's only product, Therapy Plus (the "Product"), have been declining significantly, to the point that there have been no sales of the Product since June, 1998. No significant additional sales of the Product are expected. The only activities at present are the shipping of warehoused units of the Product for which payment has already been received. There are no other products under development and there are no plans to develop any additional products at this time. Accordingly, the viability of the Company is dependent upon the commencement of new business activities through outside sources, including acquisitions and other strategic business combinations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".

        Dependence on Loans for Working Capital. Jack I. Salzberg, Chairman of the Board, President, and a principal shareholder of the Company, and relatives of Mr. Salzberg, have provided the Company, either directly or indirectly through guarantees, with the necessary working capital needed to continue operating. The Company can make no assurances that Mr. Salzberg or his relatives will continue to provide such funding. If the Company does not achieve profitability, the Company may be without working capital with which to operate. See "Certain Relationships and Related Transactions" and "Recent Sales of Unregistered Securities".

        Dependence on Management. The Company's success at implementing its growth plans depends largely upon the Company's management, in particular, Jack
I. Salzberg, the Company's Chairman of the Board and President. The loss of the services of Mr. Salzberg would have a material adverse effect on the Company's prospects. Although Mr. Salzberg has been rendering services to the Company on a full-time basis, the Company does not have an employment agreement with Mr. Salzberg and he may at any time elect to render services on a part-time basis or not at all. See "Management".

        Conflicts of Interest/Potential for Compromise of Management's Fiduciary Duties. Prior to January 1, 1998, the Company has borrowed funds from Mr. Salzberg for working capital (such loans were converted into shares of the Company's common stock prior to January 1,

1998). Since January 1, 1998, the Company has borrowed $578,414 from relatives of Mr. Salzberg and other persons. The terms of the loans made by these persons to the Company were not arrived at by arms' length negotiations, and therefore may have been or may be on terms less favorable to the Company than if the Company had entered into these agreements with unaffiliated third parties. See "Certain Relationships and Related Transactions" and "Recent Sales of Unregistered Securities."

        Delaware law provides that a contract that a corporation enters into in which its officers and directors or affiliates of its officers and directors have a financial interest (a "Related Party Contract") is not void or voidable if the material facts as to the relationship or interest and as to the contract are disclosed or are known to the Board of Directors, and the Board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum. Delaware law further provides that a Related Party Contract is not void or voidable if the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified by the Board of Directors. Management's current policy is to permit the Company to enter into Related Party Contracts so long as such contracts would not be void or voidable under Delaware law. Accordingly, with respect to each of the Related Party Contracts described above, the Company's Board of Directors is fully aware of the relevant relationships and financial interests involved, and the disinterested Board members have adopted resolutions, in good faith, approving each of such Related Party Contracts. Management may enter into additional Related Party Contracts in the future so long as the Board of Directors is aware of the relationship and financial interest of an officer and director in the contract and the contract is approved by the disinterested directors in good faith. None of the Related Party Contracts described above has been submitted to the stockholders for their approval and the Company does not intend to submit such Related Party Contracts to the stockholders for their approval in the future unless such approval is required by law or by the rules of any regulatory authority, e.g., Nasdaq.

        Possible Change of Control. The Selling Stockholders named herein include all the directors and executive officers of the Company, Gerald A. Bagg, Robert Fabregas, Isaac S. Salzberg and Jack I. Salzberg, and a number of principal stockholders of the Company, many of whom are relatives of Jack I. Salzberg. Among the shares registered hereunder are (i) all the shares of Common Stock of the Company currently held by management, (ii) all the shares of Common Stock into which outstanding and presently exercisable warrants and options held by such persons are convertible and (iii) a significant number of shares of Common Stock held by the Company's principal stockholders. The registration of such shares will not necessarily result in the sale by management of such shares. However, if all, or a significant percentage, of such shares are ultimately sold by such persons, there will be a change in control of the Company. See "Selling Stockholders".

        Future Acquisitions. The Company plans to pursue the acquisition of other profitable businesses. The magnitude, timing and nature of any future acquisitions will depend on a number of factors, including suitable acquisition candidates, the negotiation of acceptable terms, the Company's financial capabilities, and general economic and business conditions. There is no assurance that the Company will identify acquisition candidates that would result in successful combinations or that any such acquisitions will be consummated on acceptable terms. Any future acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect the Company's profitability. In addition, acquisitions involve numerous risks, including risks of entering markets in which the Company has had no or only limited direct experience and the potential loss of key employees of the acquired company, all of which in turn, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".

        Need for Financing. The Company's ability to acquire any operating business may depend on obtaining outside financing. If the Company is unsuccessful in obtaining financing, it will be unable to complete acquisitions or to carry out other business plans. Even if outside financing is obtained for an acquisition, if the performance of the acquired business does not meet the Company's expectations and requirements, the costs of servicing the related debt could have a materially adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".

        Control by Management. Jack I. Salzberg, the Chairman of the Board and President of the Company, beneficially owns approximately 12.4% of the outstanding shares of Common Stock of the Company and has options to acquire an additional 850,000 shares of Common Stock (or approximately 7.5% of the then outstanding shares). Accordingly, Mr. Salzberg will have significant influence over the outcome of all matters submitted to the stockholders for approval, including the election of directors of the Company. See "Selling Stockholders".

        Volatility of Share Price. The market price for the Common Stock prior to the date hereof has been highly volatile. Factors such as the Company's operating results and announcements by the Company or its competitors may have a significant impact on the market price for the Common Stock. See "Market for Common Equity and Related Stockholder Matters".

        No Dividends on Common Stock. The Company does not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future. The Company has paid no dividends in the past. See "Market for Common Equity and Related Stockholder Matters".

        Additional Authorized Shares Available for Issuance. The Company is authorized to issue 20,000,000 shares of Common Stock. A total of 11,268,756 shares of Common Stock are currently issued and outstanding and an additional 1,255,000 shares of Common Stock (all of which underlying shares are being offered for sale under this prospectus) have been reserved for future issuance in connection with the exercise of options and warrants that are currently outstanding. Accordingly, an aggregate of 7,476,244 shares of authorized but unissued shares of Common Stock are available for issuance without further stockholder approval. As a result, any issuance of additional shares of Common Stock may cause current stockholders of the Company to suffer significant dilution which may adversely affect the value of their stock.

        Rule 144 Sales; Future Sales of Common Stock. As of September 23, 1998 the Company had outstanding 11,268,756 shares of Common Stock, of which a total of approximately 4,025,506 shares are "restricted securities" as that term is defined under Rule 144 of the Securities Act and may be sold in compliance with Rule 144 of the

Securities Act. Ordinarily, under Rule 144, a person who is an affiliate of the Company (as that term is defined in Rule 144) and has beneficially owned restricted securities for a period of one year may, every three months, sell in brokerage transactions an amount that does not exceed the greater of (i) 1% of the outstanding class of such securities or (ii) the average weekly trading volume of trading in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder. A person who is not an affiliate of the Company who beneficially owns restricted securities is also subject to the foregoing volume limitations but may, after the expiration of two years, sell unlimited amounts of such securities under certain circumstances. All but 3,185,506 of the "restricted securities" have been held in excess of two years and the 3,185,506 shares of Common Stock which have been held less than two years are being registered in this offering. Possible or actual sales of the Company's outstanding Common Stock by certain of the present stockholders under Rule 144, as well as the sale of the shares by the Selling Stockholders in this offering, may have a depressive effect on the price of the Company's Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

        "Penny Stock" Regulations. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception with respect to securities quoted by Nasdaq. If the Company's Common Stock ceases to be quoted by Nasdaq, the Company's securities would likely be considered "penny stock" and thereby become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell their Common Stock.

        Possible Adverse Effects of Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of a maximum of 10,000,000 shares of Preferred Stock on terms that may be fixed by the Company's Board of Directors without further stockholder action. The terms of any series of Preferred Stock, which may include priority claims to assets and dividends, and special voting rights, could adversely affect the rights of holders of the Common Stock. The Company has no current plans to designate and issue new series of Preferred Stock. The issuance of additional Preferred Stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock, or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock.

                                 USE OF PROCEEDS

        All of the Securities offered hereby are being offered by the Selling Stockholders for their own accounts. The Company will not receive any proceeds from the sale of the Securities by the Selling Stockholders. However, if certain Selling Stockholders exercise all of the options to purchase Securities to be offered hereunder, the Company will receive the proceeds from such exercise. If all such options and warrants are fully exercised, the Company would receive $738,750, which would be used by the Company for general working capital.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        The Company's stock is traded in the over the counter market on the Nasdaq Bulletin Board under the symbol "NUMX". The closing bid price on September 28, 1998 was $0.5625. The following table sets forth the closing high and low bid and ask quotations for each of the fiscal quarters for the years ending March 31, 1997 and March 31, 1998, as reported by the National Quotation Bureau, Inc.


Fiscal Year Ended                                Closing Bid/Ask Quotes
                                           High                  Low
March 31, 1997                             Bid        Ask         Bid        Ask
                                           ----       ----       ----       ----
Quarter ended June 30, 1996                .625       .938       .438       .688
Quarter ended September 30, 1996           .625       .938       .375       .562
Quarter ended December 31, 1996            .50        .75        .375       .625
Quarter ended March 31, 1997               .594       .688       .375       .625

March 31, 1998

Quarter ended June 30, 1997                .469       .625       .375       .50
Quarter ended September 30, 1997           .50        .594       .312       .438
Quarter ended December 31, 1997           1.469      1.531       .375       .46
Quarter ended March 31, 1998              3.625      3.875      1.062      1.312

March 31, 1999

Quarter ended June 30, 1998               1.25        .75       1.375      1.00
Quarter ended September 30, 1998          1.00       1.00        .625       .625

        The above quotations represent prices between dealers and do not include retail markup, markdown or commission, and do not represent actual transactions.

        As of September 23, 1998 there were approximately 416 shareholders of record of Company's Common Stock. This number does not reflect individual participants in security position listings held in "street name" accounts which is approximately 1,000 shareholders.

        The Company has not paid any cash or stock dividends on its common stock since its incorporation and anticipates that, for the foreseeable future, any earnings will be retained for use in the Company's business.

                              SELLING STOCKHOLDERS

        The following table sets forth the names of the Selling Stockholders, the number of shares of the Company's Common Stock beneficially owned by the Selling Stockholders, the number of shares that may be sold by the Selling Stockholders in this Offering, and the number of shares of Common Stock to be owned by the Selling Stockholders, and the percentage of Common Stock to be owned by the Selling Stockholders, assuming all of the shares of Common Stock are sold in this Offering.


                                          Shares Beneficially                              Shares Beneficially
                                               Owned                                              Owned
                                          Prior to Offering         Number of Shares          After Offering
                                   -----------------------------      to be Sold          -----------------------
                                   Number(1)             Percent      in Offering         Number          Percent
                                   ---------             -------      -----------         ------          -------
Gerald A. Bagg                     150,000(2)             1.3%         150,000(2)               0              --

Dafna Breines                      324,361                2.9%         324,361                  0              --

David Breines                      343,888                3.1%          43,888            300,000             2.6%

Costa Oro Realty, Inc.
  Defined Benefit Plan              42,015(3)               *           42,015(3)               0              --

Bruce Falborn                        8,381(5)               *            8,381(5)               0              --

Adira Hulkower                     193,865                1.7%         193,865                  0              --

Judah Hulkower                     100,000                  *          100,000                  0              --

Regina and Benjamin
  Hulkower                         250,000(4)             2.2%         250,000(4)               0              --

Ira Koplin                           8,403(5)               *            8,403(5)               0              --

Esther Kozienicki                  665,760                5.9%         665,760                  0              --

Malka Livne                        327,289                2.8%         327,289                  0               *

Ron Livne                          134,889                1.2%         134,889                  0               *

Manatt, Phelps
  & Phillips                       140,000                1.2%         140,000                  0              --

Leonard Marmor                       8,381(5)               *            8,381(5)               0              --

Frank M. Naft                       84,326(6)               *           84,326(6)               0              --

Randy Naft                           8,381(5)               *            8,381(5)               0              --

Bram Roos                           42,048(3)               *           42,048(3)               0              --

Issac S. Salzberg and
  Susan S. Salzberg                246,500(7)             2.2%         246,500(7)               0              --

Jack I. Salzberg and
  Anna S. Salzberg               2,247,831(8)            18.5%       2,247,831(8)               0              --

Stonepine Holdings,
  Limited                          100,000(9)               *          100,000(9)               0              --

Tony Tanashian                      84,188(6)               *           84,188(6)               0              --

All executive officers
  and directors as a group
  (4 persons)                    2,744,331               22.2%       2,744,331                  0              --



-------------------

 *      Less than 1%

(1) As of August 6, 1998 there were 10,889,219 shares of Common Stock and 170,000 shares of Preferred Stock convertible into 170,000 shares Common Stock outstanding. Includes shares issuable upon the exercise of options or warrants that are exercisable within 60 days of the date of this Registration Statement and 170,000 shares of convertible Preferred Stock. The shares underlying such options or warrants are deemed to be outstanding for the purpose of computing the percentage of outstanding stock owned by such persons individually and by each group of which they are a member, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes options to purchase 150,000 shares of Common Stock at a current exercise price of $1.00 per share.

(3) Includes warrants to purchase 12,500 shares of common stock at a current exercise price of $0.75 per share.

(4) Includes 100,000 shares held by Regina Hulkower as custodian for Shoshana Hulkower under the Uniform Gift to Minors Act. Also includes 150,000 shares held by Benjamin and Regina Hulkower as trustees of the Jack and Anna Salzberg 1989 Grandchildrens Trust for the benefit of Adam Salzberg (50,000 shares), Matthew Salzberg (50,000 shares), and Jacob Salzberg (50,000 shares).

(5) Includes warrants to purchase 2,500 shares of common stock at a current exercise price of $0.75 per share.

(6) Includes warrants to purchase 25,000 shares of common stock at a current exercise price of $0.75 per share.

(7) Includes 40,500 shares held as custodian under the Uniform Gift to Minors Act for the benefit of Jacob Salzberg, 60,500 shares held as custodian under the Uniform Gift to Minors Act for the benefit of Adam
        D. Salzberg, and 60,500 shares held as custodian under the Uniform Gift to Minors Act for the benefit of Matthew A. Salzberg; and 85,000 shares held as trustees of the Issac S. Salzberg and Susan S. Salzberg Living Trust.

(8) Includes options issued to Jack I. Salzberg to purchase 850,000 shares of Common Stock at an exercise price of $0.50 per share and 1,397,831 shares held as trustees of the Jack I. Salzberg and Anna S. Salzberg Family Trust.

(9) Includes options to purchase 100,000 shares of Common Stock at a current exercise price of $1.00 per share. Mr. Fabregas, a director of the Company, is the director, president and principal shareholder of Stonepine Holdings, Limited.

                              PLAN OF DISTRIBUTION

        The Securities being sold by the Selling Stockholders are being sold for their own accounts. The Company has not been advised by the Selling Stockholders as to any plan of distribution. The Company will not receive any of the proceeds from such sales. Certain Selling Stockholders are offering shares of Common Stock underlying 1,185,000 options and warrants. To the extent that any of those options or warrants are exercised, the Company will receive the proceeds from such exercise. See "Use of Proceeds."

        The Selling Stockholders may sell the Shares from time to time through dealers or brokers in transactions on the Nasdaq Bulletin Board at prices then prevailing, or directly to one or more purchasers in negotiated transactions at negotiated prices, or in a combination thereof. The Selling Stockholders and any dealers or brokers that participate in such distribution may be deemed "underwriters" within the meaning of the Securities Act and any commissions or discounts received by any such dealer or broker may be deemed "underwriting compensation."

        The costs of registering the Shares will be paid by the Company.

        There can be no assurances that the Selling Stockholders will sell any or all of the Shares offered hereunder.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

        The following discussion should be read in conjunction with the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Form SB-2. Certain statements contained herein that are not related to historical results, including, without limitation, statements regarding the Company's business strategy and objectives, future financial position, expectations about pending litigation and estimated cost savings, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and involve risks and uncertainties. Although the Company believes that the assumptions on which these forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward, looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, the success the Company has in consummating new strategic alliances, the ability to obtain financing for continued expenses, and market and general economic factors. All forward-looking statements contained in this Form SB-2 are qualified in their entirety by this statement.

Results of Operations

Three Months Ended June 30, 1998 Compared to Three Months Ended June 30, 1997

        Net Sales for the three months ended June 30, 1998 and 1997 were $2,000 and $30,000 respectively. There were no larger distributor nor dealer orders for the current quarter which resulted to a $28,000 decrease in sales compared to last year's.

        Selling, general and administrative expenses during the three months ended June 30, 1998 and 1997 were $71,000 and $55,000 respectively. The increase in expenses was largely due to the $6,000 decrease in rent from having a sublessee, $15,000 increase in legal fees for preparation of registration statement and other corporate matters, and $5,000 increase in outside services incurred for matters related in pursuit of acquiring profitable businesses.

        Interest expense for this quarter of $5,500 compared to last year's $44,800 is significantly decreased due to conversions of notes payable into shares of common stock.

Fiscal Year Ended March 31, 1998 Compared To Fiscal Year Ended March 31, 1997

        Net sales for the fiscal year 1998 of approximately $176,000 were 41% lower than last year's $296,000.

        Cost of sales as a percentage of net sales decreased from 52% during the fiscal year 1997 to 47% in 1998. The 5% decrease in product cost resulted from the use of the newly completed tooling which was more efficient in the manufacture of Therapy Plus.

        During the year, the Company incurred approximately $362,000 of legal expense and other services related to the due diligence process associated with an acquisition target company and the financial institutions. These expenses were incorporated with company's selling, general and administrative expenses. Normal operating expenses this year of approximately $291,000, versus last year's $653,000, reflects a 55% decrease in expenses as a result of continued cost cutting measures.

        Due to Jack I. Salzberg's effort to reduce the Company's indebtedness and converting them into equity, interest expense decreased by 37%.

        The Company's other income for the fiscal year 1998 of $356,600 resulted from the adjustment on prior year's accrual on royalty estimates. Other expense of $300,000 was accrued as officer/stockholder compensation to the Chairman of the Board.

Fiscal Year Ended June 30, 1997 Compared to Fiscal Year Ended June 30, 1996

        Net sales during fiscal year 1997 were $296,000 as compared to $1,023,000 during fiscal year 1996. Of the last year's net sales, $601,000 is the result of ViaStar's four months operation. The 30% net decrease in Numex sales from last year's $422,000 represents the combination of $24,000 increase in consumer sales as a result of the Therapy Plus new infomercial and $150,000 decrease in wholesale sales.

        Numex cost of sales as a percentage of net sales increased from 45% during the fiscal year 1996 to 52% during the fiscal year 1997. The net increase was primarily due to write offs of slow moving inventories. ViaStar's portion for the year 1996 was $365,000.

        Selling, general and administrative expenses during fiscal year 1997 were $653,000, as compared to $864,000 during the prior year of which $422,000 is ViaStar's. Current year's expenses consists of 20% video production costs, 19% royalty requirement and 61% normal operating expenses. The 52% overall increase was primarily due to the new video production cost and royalty requirement. Otherwise, 10% decrease compared to prior year's $442,000 in normal operating costs was due to effective cost cutting measures,.

        The Licensing Agreement the Company entered into with the German inventor, had a provision in it that if the operations of Numex are halted by any government agency or action, that the minimum license fee of $125,000 per annum would be stayed.

        In February 1992 the Company signed a consent order from the Federal Trade Commission, which prohibited the Company from making or using certain claims or endorsements, which had previously proven extremely effective in marketing the Product. After a 3 year clinical study, the Food and Drug Administration ("FDA") gave the Company permission to market the Therapy Plus Product using only a limited number of the original claims and endorsements.

        Consequently the new and revised infomercials, using the limited claims and endorsements, allowed by the FDA tested below expectations and the media testing was discontinued. The discontinuance of the airing of the infomercial for all practical purposes, took away the momentum of the sales equal to 98%.

        In February 1996, the FDA approval became totally moot for the following two reasons:

        1.      Momentum had been lost.

        2. The cost of the media airtime during the interim had gone up several fold, causing the company to abandon the testing of the new infomercial in November and December 1996.

        Accordingly, Management's opinion of the $125,000 minimum license fee is that it need not be paid because it is an outcome of the same government agency action causing the Company to abandon its marketing program.

        Therefore, it is Management's humble opinion that the liabilities related to actual sales should be the only one recognized in the books for $115,000.

        Net loss from operations during the fiscal year 1997 was $512,000 compared to $399,000 in fiscal year 1996. For fiscal 1996, ViaStar's loss was $186,000 and Numex loss was $213,000.

        Net interest expense during fiscal year 1997 and 1996 were $204,000 and $183,000. Of the 1996 interest expense $2,000 was ViaStar and $181,000. The increase in Numex current year's interest expense which was to increased borrowings to continue ongoing operations.

        Other income Numex for fiscal year 1997 and 1996 were $41,000 and $219,000. For the fiscal year 1997, $30,000 were from product liability insurance refund and cost recoveries and $11,000 reversal of accrued expenses.

Financial Condition, Liquidity and Capital Resources

        Net cash used in operations during fiscal year 1998 was $562,000. The Company funded this usage from notes payable proceeds which resulted in net cash flows from financing activities of 556,000.

        Cash used in operations during the current three month period was $91,000, which was offset by a net increase in debt incurred of $137,000 resulting in an increase of $46,000 in the Company's cash position.

        During 1997, Jack I. Salzberg converted $143,916 of his notes receivable and accrued interest into common stock at $0.50 per share. At the same rate, $1,708,000 of Company indebtedness to Mr. Salzberg's relatives were also converted into equity.

        On May 29, 1998 Jack I. Salzberg converted his accrued compensation of $300,000 into 240,000 shares of common stock at $1.25 per share. The bid price at the time of conversion was $.875. Legal fees of $172,000 of the law firm in the transaction with MSI which was not consummated, and $280,000 outstanding notes of three relatives of the Mr. Salzberg, elected to convert this obligation into 385,000 shares of common stock at $1.25 per share.

        Subsequent to the fiscal year ended March 1998, the Company reached a settlement agreement with former employees of ViaStar resulting in an extraordinary gain in the amount of $337,500.

        Due to the current low sales volume, the Company plans to continue to rely upon external financing sources to meet the cash requirement of its ongoing operation. In the past, Jack I. Salzberg has provided the Company, either directly or indirectly through guarantees, with the necessary working capital needed to continue operating. In the last four years, Mr. Salzberg has provided operating funds either directly or indirectly over $3,000,000 in loans, majority of which were converted into common stock. In view of the fact that the operating expenses are now significantly less than they were, Mr. Salzberg informed the Board of Directors that he will continue to provide such funds for the continuance of business until an acquisition is completed or a private placement of securities has been made.

Current Plans

        While the Company is continuing to explore the marketing of the Product, the main emphasis of management is directed to acquiring profitable operating companies. The Company has $6,900,000 federal tax loss carry forward and $1,600,000 tax loss for the State of California that can be utilized against profitable operations.

        The Company's management has been pursuing acquisition of profitable businesses whose revenues range from $10 - $30 million annual sales. The Company is currently in discussion with several acquisition candidates but no agreement has been reached with any of them. In anticipation of possible acquisitions, the Company has established a relationship with a medium size investment banking house which specializes in private placements of securities and notes with institutional investors. Although there is no guarantee that any of the proposed acquisitions will materialize, there is reasonable anticipation that funds can be obtained to finalize such an acquisition once the target company is definitely established and meets all the criteria.

Inflation and Changing Prices

        The Company does not foresee any adverse effects on its earnings as a result of inflation or changing prices.

Year 2000 Issues

        The Company has not completed its assessment of Year 2000 compliance at this time.

                                    BUSINESS

        The Company was incorporated under the laws of the State of Delaware on August 1, 1980. Since January 1991, the primary business of the Company had been the manufacture under license (through subcontractors) and distribution of the Product, a patented, non-electric, cylinder-shaped, hand-held device used for the relief of arthritis pain. The Product is a device comprised of a series of starwheels, mounted on a shaft, with hundreds of points which do not puncture the surface of the skin. The Product is rolled briskly over the painful areas of the body for three to eight minutes, producing the therapeutic effect of a massage.

        As a condition for obtaining the License Agreement to manufacture the Product, the Company paid the patent owner a one-time license fee of $120,000. This payment was made in June 1992 and was capitalized as an intangible asset. On March 31, 1997 the remaining value of the license fee and related expenses were written off. The License Agreement also provides for royalties at a rate ranging from $.65 per unit to $1.20 per unit depending on the method of distribution used.

        The Company believes that due to government intervention into the marketing of the product from August 1992 to January 1996, the obligation to pay minimum royalties is stayed. The Company further claims that it has no liability of any kind under the License Agreement based on the interpretation of its language of the License Agreement and because the limitation period for the bringing of any action thereunder has expired to a substantial extent. Moreover, the Company believes that the inventor discontinued business in Germany and supposedly moved to Cyprus. Neither the Licensor nor any legal representative thereof has communicated with the Company since February, 1998. Accordingly, on March 31, 1998, the management made an adjustment of the prior year's accrual on royalty estimates accrued to the Licensor. See "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure."

        In January 1991 the Company acquired the right to the Product and from that time through August 1992, the Company engaged in a major marketing campaign, selling the Product as a pain relieving device primarily through an "infomercial" on television. An infomercial is a paid commercial program broadcast on television, the primary purpose of which is to sell one or more products. Subsequent to August 1992, the Company discontinued the airing of that infomercial as a result of an investigation by the Federal Trade Commission (the "FTC"). The FTC claimed, among other things, that the Infomercial contained certain advertising claims which the Company had not substantiated with sufficient scientific evidence. In response to the FTC claims, the Company sponsored a clinical study of the Product at an independent hospital. The results of that study enabled the Company to submit a 510(k) notification to the Food and Drug Administration ("FDA") advisory agency that the Company intended to add the word "arthritis" to its labeling claims. In February, 1996, the Company received an FDA notification that the Product could be marketed for "temporary relief of minor muscular pain associated with arthritis."

        During late July through November 1996, the Company produced a new infomercial and commenced media tests using the newly accepted claims regarding arthritis pain. However, this marketing strategy proved unsuccessful principally because of the substantially higher media costs for televising the infomercial. From October, 1997 through February, 1998, the Company worked with QVC, Inc. ("QVC"), a cable shopping network, to promote the Product. The Product commercially appeared on a QVC program. Although sales of the Product initially were substantial enough to qualify the Product to make future appearances on QVC, a higher than commercially feasible level of Product returns resulted in QVC and the Company deciding not to continue marketing the Product through QVC. The Company is also marketing the Product through international and domestic wholesale and export distributors. The Company's principal source of income from sales of the Product is from international sales through distributors.

        In June 1994 the Company acquired ViaStar Marketing, Inc., by merging that company into a wholly-owned subsidiary of the Company. After the completion of the merger, the subsidiary changed its name to ViaStar Marketing, Inc. ("ViaStar"). ViaStar engaged in outbound telemarketing of celebrity owned or endorsed products and initiated a direct sales representative program for the products. ViaStar did not prove to be profitable and by July 31, 1995, ViaStar had exhausted the capital provided by the Company. ViaStar made an assignment for the benefit of creditors on July 31, 1995 and was dissolved on March 28, 1997.

        For some time, sales of the Product have been declining significantly, to the point that there are no new sales of the Product. No additional sales of the Product are expected. The only activities at present are the shipping of warehoused units of the Product for which payment has already been received. There are no other products under development and there are no plans to develop any additional products at this time.

        The Company's current plans are to continue to seek out acquisitions of profitable businesses. In anticipation of possible acquisitions, the Company has established a relationship with a medium size investment banking house which specializes in private placements of securities and notes with institutional investors. The Company has a federal tax loss carryforward of approximately $6.9 million and a California tax loss carryforward of approximately $1.6 million which would be available to be utilized by any profitable acquisition. The loss carryforwards would be subject to annual limits if such acquisition results in a significant change of ownership.

        The Company's executive offices are located at, and its mailing address is, 14115 S. Pontlavoy Avenue, Santa Fe Springs, CA 90670. Its telephone number is (562) 404-7176.

        The Company moved into its current location on February 1, 1995. The facility contains 12,460 square feet, including shipping facilities. The Company occupied this facility under a three-year lease which expired on January 31, 1998. The monthly rental was $5,732 plus taxes, insurance and other maintenance costs. The Company also subleased a certain section of the space for $2,250 per month from July 1997 through January 1998.

        In January, 1998 the Company negotiated with the lessor to amend the Lease to provide for a further extension of the term of the lease. Under the First Amendment to Lease, the term of the lease was extended to January 31, 1999. The monthly rental is $6,355, plus taxes, insurance and other maintenance costs. The Company also extended a sublease for a certain section of the space for $4,900 per month. Accordingly, the Company's net cost for the space occupied is $1,455 per month.

                                   MANAGEMENT

        The following table sets forth the directors and executive officers of the Company as of June 30, 1998.

Name                       Age        Current Position with Company
----                       ---        -----------------------------
Gerald A. Bagg             46         Director
J. Robert Fabregas         53         Director
Isaac S. Salzberg          46         Vice President, Secretary and Director
Jack I. Salzberg           75         Chairman of the Board, President, and Chief Executive Officer

        Listed below are descriptions of the business experience for at least the past five years for each director and executive officer listed in the preceding table. Unless otherwise described below, none of these individuals is related in any way, or has been involved in certain legal proceedings in the past five years, except as described in the legal proceedings section of this report.

        GERALD A. BAGG served as President, Chief Operating Officer, and a director of the Company from March 20, 1992 and as Chief Executive Officer from December 30, 1992. In February 1996, Mr. Bagg resigned as President and CEO but remains a director. He is Senior Vice President of Account Management and Marketing with Williams Worldwide, a major television media buying firm. From at least 1988, Mr. Bagg served as President of Brentwood Marketing, a marketing and strategic planning firm located in Los Angeles, California. Brentwood Marketing has launched numerous entrepreneurial consumer products, including Epilady.

        J. ROBERT FABREGAS has served as a director of the Company since March 11, 1998. From June, 1988 to the present, Mr. Fabregas has been the President of Stonepine Holdings, Limited, a California corporation, an investment banking firm. He has 25 years experience in corporate finance and commercial lending with major domestic and foreign banks, one of the largest U.S. savings and loans, a Fortune 500 manufacturing company, and privately held investment banking firms. He has served as a Member of Management in the Los Angeles office of Credit Suisse, a major Swiss financial institution.

        ISAAC S. SALZBERG has served as a director of the Company since March, 1989. He was formerly President and Chief Executive Officer of the Company from March, 1989 to March, 1992. He has been a director of First Charter Bank since 1988 and an officer since 1989. Mr. Salzberg left the bank and all positions in October 1996. Mr. Salzberg is an investment broker with Prudential Securities. Mr. Salzberg is the son of Jack I. Salzberg, the Chairman of the Board, Chief Executive Officer and President of the Company.

        JACK I. SALZBERG has been Chairman of the Board since January, 1985 Chief Executive Officer of the Company since March, 1992 and has been President since February 1996. He had been Chairman of the Board from 1983 and Chief Executive Officer from June, 1989 of First Charter Bank, N.A., a national bank which operates two branch offices in the Los Angeles area, and of which he was also a major stockholder. Mr. Salzberg retired from all positions with First Charter Bank and divested himself all stock ownership in September 1995. Mr. Salzberg is the father of Isaac S. Salzberg, a director of the Company.

                             EXECUTIVE COMPENSATION

        The following table sets forth all compensation awarded to or earned by the Chief Executive Officer and all officers of the Company whose compensation exceeded $100,000 for all services rendered to the Company during the fiscal years ending March 31, 1998, 1997, and 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                Long Term Compensation Awards
                                                                                Restricted Securities Underlying
Name and Principal Position                Year                     Salary                Stock Award(s)
---------------------------                ----                     ------                --------------
Jack I. Salzberg                          1998                    $300,000 (1)               850,000
Chairman of the Board,                    1997                    $      0                         0
President, CEO                            1996                    $      0                         0

(1) Compensation awarded by the Directors to Mr. Jack I. Salzberg on December 18, 1997 for his extraordinary efforts and six years of service to the Company without compensation. On April 30, 1998, the Board authorized the conversion of this accrued liability into common stock at $1.25 per share which was then converted on May 1998.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                               Number of             Percent of Total
                               Securities              Options/ SARs
                               Underlying                Granted to          Exercise
                              Options/SARs                Employees            Price           Expiration
Name                           Granted (#)            in Fiscal Year           ($/sh)             Date
----                          ------------           ----------------        --------          ----------
Jack I. Salzberg               850,000(2)                   100%               $   .50            none

(2) Option granted by the Board of Directors on November 21, 1997 to Mr. Jack I. Salzberg.

Arrangements with Directors

        J. Robert Fabregas was appointed to the Board of Directors on March 11, 1998. During the fiscal year 1998, he received a total of $34,500 as compensation through his company, Stonepine Holdings, Limited, for consulting services rendered to the Company unrelated to his services and duties as a director.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In connection with the July, 1997 and December, 1997 Board resolution to eliminate most of the existing indebtedness, the following noteholders elected to convert their receivables into common stock:

Jack I. Salzberg

        Jack I. Salzberg, the Company's Chairman of the Board and President, converted all accrued interests and notes payable due him in the amount of $143,916 into 287,831 shares of common stock at $.50 per share. Last year, he converted his 2 1/2 year note for $300,000 into 300,000 shares of common stock at $1.00 per share. See "Selling Stockholders" and "Recent Sales of Unregistered Securities".

Esther Kozienicki

        Esther Kozienicki is the sister of Jack I. Salzberg. At March 31, 1997, she had $566,000 outstanding notes receivable from the Company. In addition, the Company issued new demand notes payable for operating cash received in an aggregate amount of $227,000 during the fiscal year 1998. She converted $779,880 of outstanding notes and accrued interests through December 1997 into 1,559,760 shares of common stock at $.50 per share. Ms. Kozienicki had continually provided the Company with operating cash fund since 1993. On May 29, 1998, subsequent to the fiscal year, Ms. Kozienicki converted $160,000 notes into 128,000 shares of common stock at $1.25 per share. See "Selling Stockholders" and "Recent Sales of Unregistered Securities".

Malka Livne

        The Company issued new demand notes payable to Malka Livne, sister in law of Jack I. Salzberg, an aggregate amount of $149,000 for operating cash received during the fiscal year ended March, 1998. At March 31, 1997 she had $350,000 outstanding notes receivable from the Company. During the year, she converted outstanding notes and accrued interests through

December 1997 amounting to $463,995 into 927,990 shares of common stock at $.50 per share. Ms. Livne had continually provided the Company with operating cash fund since 1994.

        In September 1998, the Company granted to Stonepine Holdings, Limited options to purchase 100,000 shares of Common Stock at an exercise price of $1.00 per share. Mr. Fabregas, a director of the Company, is the principal shareholder, director and president of Stonepine Holdings, Limited.

        See "Selling Stockholders" and "Recent Sales of Unregistered
Securities".

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information concerning ownership of the Company's Common Stock as of September 30, 1998 by (a) each director of the Company; (b) each person known to the Company to be the beneficial owner of more than five percent (5%) of its Common Stock; and (c) all directors and officers of the Company as a group.

                                Amount and Nature
                                       of
                              Beneficial Ownership


Name of Beneficial                                                        Number of       Percent of
Owner                            Title                                     Shares           Class
--------------                  --------                                 ----------         ----
Gerald A. Bagg                  Director                                  150,000(1)         1.3%
J. Robert Fabregas              Director                                  100,000(2)         0.9%
Isaac S. Salzberg               Secretary and Director                    246,500(3)         2.2%
Jack I. Salzberg                Chairman of the Board & President       2,247,831(4)        18.5%
Esther Kozienicki(5)                                                      665,760            5.9%
All Directors and Officers
as a group (four persons)                                               2,744,331           22.2%


(1) Includes options to purchase 150,000 shares of Common Stock at a current exercise price of $1.00 per share.

(2) Consists of options to purchase 100,000 shares of Common Stock at a current exercise price of $1.00 per share held by Stonepine Holdings, Limited. Mr. Fabregas is the principal shareholder, director and president of Stonepine Holdings, Limited.

(3) Includes 40,500 shares held as custodian under the Uniform Gift to Minors Act for the benefit of Jacob Salzberg, 60,500 shares held as custodian under the Uniform Gift to Minors Act for the benefit of Adam
        D. Salzberg, and 60,500 shares held as custodian under the Uniform Gift to Minors Act for the benefit of Matthew A. Salzberg; and 85,000 shares held as trustees of the Issac S. Salzberg and Susan S. Salzberg Living Trust.

(4) Includes options issued to Jack I. Salzberg to purchase 850,000 shares of Common Stock at an exercise price of $0.50 per share and 1,397,831 shares held as trustees of the Jack I. Salzberg and Anna S. Salzberg Family Trust.

(5)     Ms. Kozienicki is the sister of Jack I. Salzberg and the aunt of Isaac
        S. Salzberg. Messrs. Salzberg disclaim beneficial ownership of any of the shares owned by Ms. Kozienicki.

into 96,000 shares of common stock; Dafna Breines converted $26,250 outstanding notes into 21,000 shares of common stock.

        On May 29, 1998, the law firm in the transaction with MSI converted $172,000 legal fees into 140,000 shares of common stock.

        In September 1998, the Company issued options to purchase 100,000 shares of Common Stock at an exercise price of $1.00 per share to Stonepine Holdings, Limited. In September 1998, the Company also issued 201,123 shares of Common Stock to eight persons in exchange for certain rights these persons had in the Company. In April 1996, the Company conducted a private offering of units, consisting of an aggregate of 170,000 shares of convertible Preferred Stock and stock purchase warrants to purchase 85,000 shares of the Company's Common Stock, in which the Company received a total of approximately $350,000 from these eight investors. However, the Company recently determined that a filing with respect to the Preferred Stock had not been made under Delaware law at the time of that offering. In lieu of taking corrective action regarding the lack of a filing, in September 1998 the Company offered these persons the opportunity to exchange their rights in the Company for shares of Common Stock at a conversion price of $1.00 per share, including dividends accrued but not paid on the Preferred Stock. The stock purchase warrants previously issued by the Company to these persons were not affected and remain outstanding and excercisable at $.75 per share. As a condition of issuing the shares of Common Stock, the Preferred Stock was cancelled and the Company received releases from the eight investors with respect to the April 1996 transactions. None of the eight persons had previously been a stockholder in the Company and all are non-affiliates of the Company. See "Selling Stockholders".

        Each of the foregoing transactions was exempt from the registration provisions of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to section 4(2) thereof for issuance of securities not involving any public offering. See also "Selling Stockholders".

                                LEGAL PROCEEDINGS

        On February 11, 1998, a Complaint and Motion for Temporary Injunction and Request was filed by the Company against William Lovell, Robert Circosta, George Simone, and Ben White (the "defendants"), in the Fifteenth Judicial Circuit, in and for Palm Beach County, Florida. The action, Numex Corporation, a Delaware Corporation v. William Lovell, Robert Circosta, George Simone and Ben White, case no. 98-001276-AD, stems from the acquisition by the Company of ViaStar Marketing, Inc., a Florida corporation, which became the Company's wholly owned subsidiary, and certain related Amended and Restated Acquisition Agreement and Employment Agreements with William Lovell and Robert Circosta, as well as a Consulting Contract with George Simone, whereby 500,000 shares of the Company's restricted common stock was to be "paid up front" to the defendants in connection with the aforementioned agreements and contract.

        A settlement agreement has been signed between parties and filed with the court. Under the contemplated agreement, the defendants will return 300,000 shares to the Company and the remaining 200,000 shares will be reissued to the defendants in equal amounts without restriction.

                        CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Singer, Lewak, Greenbaum & Goldstein, LLP resigned as independent public accountants for the Company as of April 30, 1998.

        In considering whether to renew its engagement as the Company's independent auditors for the fiscal year ended March 31, 1998, Singer, Lewak, Greenbaum & Goldstein, LLP requested that, if the Company sought to eliminate a liability from the Company's financial statements because the Company had no legal or contractual obligation to pay such liability, the Company obtain either a verification from a party as to the Company's potential liability under the terms of a licensing agreement as part of its auditing procedures or a legal opinion regarding such potential liability. For business reasons unrelated to an audit, the Company preferred not to request such a verification and sought to instead provide a form of legal opinion which would satisfy Singer, Lewak, Greenbaum & Goldstein LLP's auditing procedures regarding the potential liability. The Company had engaged its corporate counsel to prepare a form of opinion to address this issue. Discussions regarding the form of opinion, and the potential elimination of the liability, were not completed as of April 30, 1998.

        The report of the Company's prior accountants, Singer Lewak Greenbaum & Goldstein LLP, on the financial statements of the Company for the fiscal years ended March 31, 1995, March 31, 1996, and March 31, 1997, did not contain an adverse opinion, disclaimer of opinion nor was it qualified or modified as to audit, scope accounting principles or uncertainty, except that the accountants' report included an explanatory paragraph relating to going concern considerations for fiscal years ended March 31, 1995, 1996 and 1997.

        There were no disagreements with Singer Lewak Greenbaum & Goldstein LLP within the two most recent years, nor subsequently, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Singer Lewak Greenbaum & Goldstein LLP would have cause it to make reference to the subject matter of the disagreement in its reports.

        Singer Lewak Greenbaum & Goldstein LLP did not, however, audit or review the Company's financial statements for any period subsequent to the fiscal year ended March 31, 1997.

        On May 18, 1998, the Board of Directors of the Company approved management's proposal to engage Stonefield Josephson, Inc., as the Company's new independent public accountants.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                          OF SECURITIES ACT LIABILITIES

        The Company's Certificate of Incorporation provides for indemnification of its directors and officers to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the

Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

        The validity of the Securities offered hereby will be passed upon for the Company by Richman, Lawrence, Mann, Chizever & Phillips, Beverly Hills, California.

                                     EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of the Company for the year ended March 31, 1998 have been incorporated in reliance on the report of Stonefield Josephson, Inc., independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting.

                        NUMEX CORPORATION AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                            YEAR ENDED MARCH 31, 1998







                                    CONTENTS

                                                             Page
                                                             ----
INDEPENDENT AUDITORS' REPORT                                  F-2

FINANCIAL STATEMENTS:
  Consolidated Balance Sheet                                  F-3
  Consolidated Statement of Operations                        F-4
  Consolidated Statement of Stockholders' Deficiency          F-5
  Consolidated Statement of Cash Flows                        F-6
  Notes to Consolidated Financial Statements                  F-7

                    [STONEFIELD JOSEPHSON, INC. LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Numex Corporation
Santa Fe Springs, California


We have audited the accompanying consolidated balance sheet of Numex Corporation and subsidiary as of March 31, 1998 and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Numex Corporation and subsidiary as of March 31, 1998, and the consolidated results of their operations and their consolidated cash flows for the year ended March 31, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses from operations, has negative cash flows from operations, and has a net capital deficiency. These factors, among others as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
May 29, 1998

                        NUMEX CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET



                                         ASSETS                             June 30,               March 31,
                                                                              1998                  1998
                                                                          ------------           ------------
                                                                          (unaudited)
CURRENT ASSETS:
  Cash                                                                    $     73,262           $     27,218
  Inventory                                                                      7,149                 10,230
  Prepaid expenses                                                                 496                     --
                                                                          ------------           ------------
          Total current assets                                                  80,907                 37,448
PROPERTY AND EQUIPMENT, net of
  accumulated depreciation and amortization                                     15,765                 17,046

DEPOSITS                                                                         7,158                  7,158
                                                                          ------------           ------------

                                                                          $    103,830           $     61,652
                                                                          ============           ============

                        LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                                   $     57,911           $     77,210
  Notes payable                                                                180,789                     --
  Current maturities of notes payable, others                                       --                 45,039
  Current maturities of notes payable, related parties                              --                 58,750
                                                                          ------------           ------------

          Total current liabilities                                            238,700                180,999
                                                                          ------------           ------------

LOAN PAYABLE, other                                                                 --                171,930
                                                                          ------------           ------------

LOAN PAYABLE, officer-stockholder                                                   --                300,000
                                                                          ------------           ------------

NOTES PAYABLE, RELATED PARTIES, less current maturities                             --                246,250
                                                                          ------------           ------------

STOCKHOLDERS' DEFICIENCY:
  Preferred stock; $1.00 par value, 10,000,000 shares
    authorized, 170,000 shares issued and outstanding                          170,000                170,000
  Common stock; $.10 par value, 20,000,000 shares
    authorized, 11,189,219 issued and 10,564,219
    shares outstanding                                                       1,118,922              1,118,922
  Treasury stock, at cost, 625,000 shares                                           --               (705,824)
  Additional paid-in capital                                                10,043,222              9,970,866
  Deficiency                                                               (11,467,014)           (11,391,491)
                                                                          ------------           ------------

          Total stockholders' deficiency                                      (134,870)              (837,527)
                                                                          ------------           ------------

                                                                          $    103,830           $     61,652
                                                                          ============           ============



See accompanying independent auditors' report and notes to consolidated financial statements.

                        NUMEX CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                        Three months          Three months
                                                           ended                  ended                Year ended
                                                       June 30, 1998          June 30, 1997          March 31, 1998
                                                       -------------          -------------          --------------
                                                        (unaudited)             (unaudited)
NET SALES                                               $      2,084           $     30,414           $    176,513

COST OF SALES                                                    626                 12,450                 83,605
                                                        ------------           ------------           ------------

GROSS PROFIT                                                   1,458                 17,964                 92,908

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                  71,505                 55,269                653,734
                                                        ------------           ------------           ------------

LOSS FROM OPERATIONS                                         (70,047)               (37,305)              (560,826)
                                                        ------------           ------------           ------------

OTHER INCOME (EXPENSE):
  Officer-stockholder compensation                                --                     --               (300,000)
  Interest expense, net                                       (5,476)               (44,760)              (128,572)
  Other income                                                    --                     --                     --
  Adjustment of the prior years accruals on
    royalty estimates                                             --                     --                356,600
  Loss on intangible assets in excess of net
    present value                                                 --                     --                     --
                                                        ------------           ------------           ------------

          Total other expense                                 (5,476)               (44,760)               (71,972)
                                                        ------------           ------------           ------------

LOSS BEFORE PROVISION FOR INCOME TAXES                       (75,523)               (82,065)              (632,798)

PROVISION FOR INCOME TAXES                                        --                     --                    800
                                                        ------------           ------------           ------------

NET LOSS                                                $    (75,523)          $    (82,065)          $   (633,598)
                                                        ============           ============           ============

NET LOSS PER SHARE                                              (.01)                  (.01)                  (.08)
                                                        ============           ============           ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING USED TO CALCULATE LOSS PER SHARE            10,783,999              5,967,750              7,601,295
                                                        ============           ============           ============



See accompanying independent auditors' report and notes to consolidated financial statements.

                        NUMEX CORPORATION AND SUBSIDIARY
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                        FOR THE YEAR ENDED MARCH 31, 1998


                                              Preferred stock               Common stock            Treasury stock at cost
                                            -------------------        ----------------------       ----------------------
                                            Shares       Amount        Shares           Amount       Shares        Amount
                                            ------       ------        ------           ------       ------        ------
Balance at March 31, 1997                  170,000      $170,000      6,592,750        $659,275      625,000     ($705,824)

Common stock issued
  for conversion of debt                                              4,596,469         459,647

Net loss
                                           -------      --------     ----------      ----------     --------     ----------

Balance at March 31, 1998                  170,000       170,000     11,189,219       1,118,922      625,000      (705,824)

Treasury stock issued for
  conversion of debt and
   services rendered                                                                                (625,000)      705,824

Net loss for the three months
 ended June 30, 1998 (unaudited)
                                           -------      --------     ----------      ----------     --------     ----------
                                           170,000      $170,000     11,189,219      $1,118,922           --             --
                                           =======      ========     ==========      ==========     ========     ==========


                                          Unearned portion
                                            of restricted       Additional paid in    Accumulated
                                             stock issued             capital           deficit          Total
                                             ------------             -------           -------          -----
Balance at March 31, 1997                        --                  $8,132,280      ($10,757,893)    ($2,502,162)

Common stock issued
  for conversion of debt                                              1,838,586                         2,298,233

Net loss                                                                                 (633,598)       (633,598)
                                          ---------             ---------------      -------------    -----------

Balance at March 31, 1998                        --                   9,970,866       (11,391,491)       (837,527)

Treasury stock issued for
  conversion of debt and
   services rendered                                                     72,356                           778,180

Net loss for the three months                                                             (75,523)        (75,523)
 ended June 30, 1998 (unaudited)
                                          ---------             ---------------      -------------    -----------
                                                 --                 $10,043,222      ($11,467,014)      ($134,870)
                                          =========             ===============      =============    ===========



See accompanying independent auditors' report and notes to consolidated financial statements.

                        NUMEX CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                      Three months                   Year ended
                                                                                     ended June 30,                March 31, 1998
                                                                                     --------------                --------------
                                                                                1998                1997
                                                                                ----                ----
                                                                             (unaudited)         (unaudited)
CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
  Net loss                                                                    $ (75,523)          $ (82,065)          $(633,598)

  ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
   PROVIDED BY (USED FOR) OPERATING
    ACTIVITIES:
      Depreciation and amortization                                               1,281               1,316               5,916
      Adjustment of the prior years accruals on royalty estimates                    --                  --            (356,600)
      Legal fees and interest expense accrued as loan payable, other                 --                  --             171,930
      Officer-stockholder compensation accrued as loan payable,
        officer-stockholder                                                          --                  --             300,000

  CHANGES IN ASSETS AND LIABILITIES:
    (INCREASE) DECREASE IN ASSETS:
      Accounts receivable                                                          (139)              7,964               9,058
      Inventory                                                                   3,081              (1,935)             (1,406)
      Prepaid expenses and other current assets                                    (496)             (2,427)                 --
      Restricted cash                                                                --               4,756                  --
      Deposits                                                                       --                  --               5,233

    INCREASE (DECREASE) IN LIABILITIES:
      Accounts payable and accrued expenses                                     (19,160)              3,421             (62,583)
      Customer deposits                                                              --             (28,000)                 --
                                                                              ---------           ---------           ---------

          Total adjustments                                                     (15,433)            (14,905)             71,548
                                                                              ---------           ---------           ---------

          Net cash used for operating activities                                (90,956)            (96,970)           (562,050)
                                                                              ---------           ---------           ---------

CASH FLOWS USED FOR INVESTING ACTIVITIES -
  payments to acquire property and equipment                                         --                  --              (4,051)

CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
  Cash restricted                                                                    --                  --               5,775
  Proceeds from loans and notes payable, net                                    137,000              83,500             572,563
  Proceeds from issuance of preferred stock                                          --                  --                  --
  Offering costs                                                                     --                  --                  --
                                                                              ---------           ---------           ---------

          Net cash provided by financing activities                             137,000              83,500             578,338
                                                                              ---------           ---------           ---------

NET INCREASE (DECREASE) IN CASH                                                  46,044             (13,470)             12,237
CASH AND CASH EQUIVALENTS, beginning of year                                     27,218              14,981              14,981
                                                                              ---------           ---------           ---------

CASH AND CASH EQUIVALENTS, end of year                                        $  73,262           $   1,511           $  27,218
                                                                              =========           =========           =========



See Note (16) for supplemental disclosures of non-cash investing and financing activities.



See accompanying independent auditors' report and notes to consolidated financial statements.

                        NUMEX CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            YEAR ENDED MARCH 31, 1998




(1)      ORGANIZATION AND MANAGEMENT'S PLANS:

         Numex Corporation (the "Company") was incorporated in the state of Delaware in August 1980. The Company is engaged in the business of manufacturing and distributing a hand-held mechanical patterned coetaneous nerve stimulator (the "Product"), which the Company markets under the name "Therapy Plus." The Product was sold primarily through an infomercial (the "Infomercial") on television from March 1991 though August 1992. An Infomercial is a one-half hour paid commercial program broadcast on television, the primary purpose of which is to sell one or more products.

         In September 1992, the Company voluntarily discontinued the airing of the Infomercial as a result of an investigation by the United States Federal Trade Commission (the "FTC"). The FTC concluded that the Infomercial contained certain advertising claims which were not supported by reliable scientific evidence.

         In October 1992, the Company signed an agreement with the FTC consenting to refrain from making certain advertising claims concerning the Product, the signing of which did not constitute an admission of a law violation. Since the discontinuance of the airing of the Infomercial in September 1992, the Company has sold the Product primarily to distributors and has not been engaged in any television marketing campaign to sell the Product.

         In October 1993, the Company completed a controlled clinical study to serve as the basis for the Food and Drug Administration ("FDA") authorization to make certain claims relative to the efficacy of the Product in relieving pain due to arthritis and to comply with the FTC's requirements.

         In November 1993, the Company submitted a 501(k) notification to the FDA advising the agency of the Company's intention to add the word "arthritis" to its labeling claims. In February 1996, the Company received a FDA notification that the Product could be marketed as a "temporary relief of minor muscular pain associated with arthritis."

         In June 1994, a subsidiary of the Company acquired ViaStar Marketing, Inc. ("ViaStar"). ViaStar was in the business of outbound telemarketing of celebrity-owned or endorsed products. The purchase price was 1,000,000 shares of the common stock of the Company in exchange for all of the issued and outstanding shares of ViaStar. Subject to ViaStar's achieving certain earnings goals, 500,000 of the shares issued were held in escrow (the "Escrow Shares"). The value of those shares, in the amount of $562,500, was shown as a reduction of the stockholders' equity as of March 31, 1996. Insofar as ViaStar is no longer in business, the 500,000 shares held in escrow were released back to the Company, and the Company placed the shares, at cost, in Treasury stock as of March 31, 1997.

         On August 2, 1995, ViaStar filed, and was granted, a petition commencing an assignment for the benefit of creditors, pursuant to Chapter 727 of the Florida State Statutes. The book value of the assets in the amount of $399,352 was assigned to the trustee for the benefit of the creditors and was charged to earnings. As a result of the petition, the Company determined that there had been a permanent impairment in the carrying value of goodwill, and the remaining unamortized balance of $533,474 was charged to earnings for the year ended March 31, 1996. On March 28, 1997, the shareholders of ViaStar dissolved the corporation under Delaware State law.



See accompanying independent auditors' report.

                        NUMEX CORPORATION AND SUBSIDIARY

                            YEAR ENDED MARCH 31, 1998



(1)      ORGANIZATION AND MANAGEMENT'S PLANS, CONTINUED:

         The Company's consolidated financial statements have been presented on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses during 1997 after airing a new infomercial, and has a net capital deficiency as presented on the balance sheet. Also, during the fiscal years 1998 and 1997, the Company experienced insufficient cash flows from operations, and funds for operations were obtained through the issuances of notes payable and preferred stock. These factors raise substantial doubt about the Company's ability to continue as a going concern.

         The Company's continued existence is dependent upon its ability to achieve a new operating plan and its success of selling Therapy Plus through wholesale distributors. Management's plans in connection with this uncertainty are as follow:

         The Company plans to continue marketing Therapy Plus through wholesale distributors and exporters.

         Management has been aggressively pursuing several profitable businesses as acquisition candidates. In anticipation of possible acquisitions, the Company has established a relationship with a medium-size investment banking house which specializes in private placements of securities and notes with institutional investors. Included in selling, general and administrative expenses for the year ended March 31, 1998, are approximately $362,000 related to accounting, legal and financing costs associated with an acquisition target.


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         PRINCIPLES OF CONSOLIDATION:

                  The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions have been eliminated.

         CASH AND CASH EQUIVALENTS:

                  Equivalents

                  For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

                  The carrying amounts of these assets approximate fair value due to the short maturity of the instruments.



See accompanying independent auditors' report.

                        NUMEX CORPORATION AND SUBSIDIARY

                            YEAR ENDED MARCH 31, 1998




(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         CASH AND CASH EQUIVALENTS, CONTINUED:

                  Concentration

                  The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any such losses in such accounts.

         INVENTORIES:

                  Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out ("FIFO") method.

         PROPERTY AND EQUIPMENT:

                  Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred, whereas, additions, renewals, and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets

         IMPAIRMENT OF LONG-LIVED ASSETS:

                  In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

                  SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Impairment losses would be recognized if the carrying amounts of the assets exceed the fair value of the asset. The impact of such adoption resulted in the write-off of $392,398 for the purchased intangibles and the costs of obtaining a licensing agreement from the patent holder of the Product during the year ended March 31, 1997 (see Note 1).



See accompanying independent auditors' report.

                        NUMEX CORPORATION AND SUBSIDIARY

                            YEAR ENDED MARCH 31, 1998




(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         ADVERTISING:

                  The Company expenses the cost of advertising the first time the advertising takes place, except for direct-response advertising. Direct-response advertising consists primarily of the cost to produce a television infomercial. The cost of direct-response advertising is deferred and amortized over the expected revenue stream of approximately six to twelve months.

         REVENUE RECOGNITION:

                  Sales and related cost of sales are recorded upon shipment of the Product. The Company has an unconditional money-back guarantee policy under which the full sale price is returned to retail customers if the Product is returned within 30 days from the date of sale. The Company has estimated a provision for future returns for sales to retail customers.

         STOCK OPTION PLANS:

                  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for the employee stock options, rather than adopt the alternative fair value accounting provided under The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

         INCOME TAXES:

                  The Company uses the liability method of accounting for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes."

                  Deferred income tax assets result from temporary differences when certain amounts are deducted for financial statement purposes and when they are deducted for income tax purposes.

         NET LOSS PER SHARE:

                  The Company has adopted Statement of Financial Accounting Standard No. 128, Earnings per Share ("SFAS No. 128"), which is effective for annual and interim financial statements issued for periods ending after December 15, 1997. SFAS No. 128 was issued to simplify the standards for calculating earnings per share ("EPS") previously in APB No. 15, Earnings Per Share. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. The new rules also require dual presentation of basic and diluted EPS on the face of the statement of operations. Common equivalent shares, consisting of outstanding stock options, are not included, since they are anti-dilutive. Net loss per common share is computed based on the weighted average number of common shares outstanding.




See accompanying independent auditors' report.

                        NUMEX CORPORATION AND SUBSIDIARY

                            YEAR ENDED MARCH 31, 1998



(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         FAIR VALUE OF FINANCIAL INSTRUMENTS:

                  The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. Certain of the Company's financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for debt also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

         USE OF ESTIMATES:

                  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         INTERIM FINANCIAL STATEMENTS (UNAUDITED):

                  The accompanying unaudited condensed financial statements for the interim periods ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Regulation SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending March 31, 1999.


(3)      CASH:

         The Company had $56 of restricted cash to serve as collateral for a credit card reserve, as of March 31, 1998.


(4)      MAJOR CUSTOMERS:

         During the year ended March 31, 1998, the Company did business with two customers whose sales comprised approximately 22% and 65% of net sales, respectively.



See accompanying independent auditors' report.

                        NUMEX CORPORATION AND SUBSIDIARY

                            YEAR ENDED MARCH 31, 1998



(5)      INVENTORY:

         A summary is as follows:

                  Finished goods                                         $        7,731
                  Supplies and packaging                                          2,499
                                                                         --------------

                                                                         $       10,230
                                                                         ==============


(6)      PROPERTY AND EQUIPMENT:

         A summary is as follows:

                  Furniture and fixtures                                 $       37,620
                  Office and computer equipment                                 144,937
                  Tools and dies                                                 38,259
                                                                         --------------

                                                                                220,816
                  Less accumulated depreciation                                 203,770
                                                                         --------------

                                                                         $       17,046
                                                                         ==============

(7)      ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

         A summary is as follows:

                  Accounts payable                                       $       36,354
                  Accrued interest                                                3,441
                  Other                                                          37,415
                                                                         --------------

                                                                         $       77,210
                                                                         ==============

         During the year ended March 31, 1998, approximately $76,176 of the Company's purchases were made from two vendors. No amounts were due to these vendors as of March 31, 1998.



See accompanying independent auditors' report.

                        NUMEX CORPORATION AND SUBSIDIARY

                            YEAR ENDED MARCH 31, 1998




(8)      LOAN PAYABLE, OTHER:

         During the year ended March 31, 1998, the Company received legal services related to an acquisition target. Subsequent to the year ended March 31, 1998 the board of directors of the Company approved and issued 140,000 shares of its treasury stock, at approximately $1.23, to this vendor for legal services rendered in the amount of $ 171,930 (see
         Note 17).


(9)      LOAN PAYABLE, OFFICER-STOCKHOLDER:

         During the year ended March 31, 1998, the board of directors of the Company approved a bonus in the amount of $300,000 to an officer-stockholder, payable at such time as funds became available and would not be detrimental to the financial position of the Company. Subsequent to the year ended March 31, 1998, the board of directors of the Company approved and issued 240,000 shares of its treasury stock, at $1.25, to convert the accrued officer-stockholder compensation obligation of $300,000 (see Note 17).


(10)     NOTES PAYABLE, OTHERS:

         A summary is as follows:

                                                                                              1998
                                                                                              ----

         Promissory note, at prime plus 2% (10.5% at March 31, 1998), payable in monthly principal payments of $2,000 plus interest,
           due on December 18, 1995.                                                      $       23,000
         Promissory note, non-interest bearing, due on January 11, 1999.
           This note may be converted at the holder's option into shares of
           $0.10 par value common stock on or before due date at the rate
           of $0.50 per share.                                                                    22,039
                                                                                          --------------

                                                                                                  45,039
         Less current maturities                                                                  45,039
                                                                                          --------------
                                                                                          $           --
                                                                                          ==============



See accompanying independent auditors' report.

                        NUMEX CORPORATION AND SUBSIDIARY

                            YEAR ENDED MARCH 31, 1998




(11)     NOTES PAYABLE, RELATED PARTIES:

         A summary is as follows:

                                                                                                1998
                                                                                                ----

         Promissory note, bearing interest at 8%, unsecured and due
           on demand.                                                                     $       25,000
         Promissory note, bearing interest at 8%,
           unsecured and due on demand (see Note 17).                                             60,000
         Promissory notes, bearing interest at 8%,
           unsecured and due on demand (see Note 17).                                            105,000
         Promissory note, bearing interest at 8%,
           unsecured and due on demand (see Note 17).                                            115,000
                                                                                          --------------

                                                                                                 305,000
         Less current maturities                                                                  58,750
                                                                                          --------------
                                                                                          $      246,250
                                                                                          ==============

         Subsequent to March 31, 1998, the board of directors of the Company approved and issued 197,000 shares of its treasury stock, at $1.25 per share, to convert certain notes payable, related parties in the amount of $246,250 into equity (see Note 17).


(12)     INCOME TAXES:

         The current provision for income taxes in fiscal year 1998 is related to the minimum corporate state income taxes. As of March 31, 1998, the Company had net federal operating loss carryforwards and net state operating loss carryforwards totaling approximately $6,900,000 and $1,600,000, respectively. The net federal operating loss carryforwards expire in various years through 2013 and net state operating loss carryforwards expire in various years through 2003.

         The primary components of temporary differences which give rise to the Company's net deferred tax asset at March 31, approximate as follows:

                  Deferred tax asset (liability):
                    Net operating losses                                                  $    2,500,000
                    Valuation allowance                                                       (2,500,000)
                                                                                          --------------

                            Net deferred tax asset (liability)                            $           --
                                                                                          ==============

         The valuation allowance increased by approximately $250,000 in 1998.



See accompanying independent auditors' report.

                        NUMEX CORPORATION AND SUBSIDIARY

                            YEAR ENDED MARCH 31, 1998




(13)     STOCK OPTION PLANS:

         On September 30, 1992, the stockholders approved a non-qualified stock option plan and an incentive stock option plan, pursuant to which a maximum aggregate of 1,000,000 shares of common stock have been reserved for grant to officers and key employees. Under both plans, the option price may not be less than the fair market value of the common stock on the date of grant. Options are exercisable over a five-year period beginning one year after the date of grant, and the option exercise period is not to exceed ten years from that date.

         As of March 31, 1998, the Company had 1,000,000 options granted under the non-qualified option plan to the Company's Chairman of the Board and a former officer, of which 970,000 options were fully vested and unexercised. These options may be exercised at prices ranging from $0.50 to $1.00 per share.

         Proforma information regarding net income and earnings per share under the fair value method has not been presented, as the amounts are immaterial.


(14)     RELATED PARTY TRANSACTIONS:

         During the year ended March 31, 1998, certain notes payable, related parties, in the amount of $1,672,290, were converted to 3,344,581 shares of restricted and unrestricted common stock. Interest expense to related parties was approximately $83,954 for the year ended March 31, 1998.


(15)     COMMITMENTS AND CONTINGENCIES:

         The inventor of the Product obtained a United States patent for the Product in February 1991. The Company and the patent owner entered into a license agreement (the "License Agreement") as of January 1, 1992. The License Agreement grants the Company an exclusive license to market, manufacture, and sell the Product in the United States and its possessions and territories for the remaining life of the patent which is currently twelve years. Thereafter, the design of the Product will be in the public domain, and the Company, as well as other companies, will have the right to market, manufacture, and sell the Product.

         The License Agreement also provides for royalties at rates ranging from $.50 per unit to $1.20 per unit depending on the method of distribution used. However, a minimum royalty of $125,000 is required to be paid during each calendar year of the term of the License Agreement whether or not the Company sells any units of the Product.



See accompanying independent auditors' report.

                        NUMEX CORPORATION AND SUBSIDIARY

                            YEAR ENDED MARCH 31, 1998



(15)     COMMITMENTS AND CONTINGENCIES, CONTINUED:

         At March 31, 1998, the Company owed the patent owner an aggregate of $356,600 in accrued royalties. Pursuant to the agreement, the obligations of the Company to pay royalty shall be stayed pending such period of governmental prohibition and as such, management made an adjustment of the prior year accruals on royalty estimates and recognized a gain as of March 31, 1998 in the amount of $356,600.

         The Company has obtained legal advice in support of the defenses available to them regarding the royalty estimate adjustment.


(16)     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

         Supplemental cash flow information for the year ended March 31 are as follows:

                                                                                  Three months                 Year ended
                                                                                 ended June 30,              March 31, 1998
                                                                                 --------------              --------------
                                                                            1998                1997
                                                                            ----                ----
                                                                         (unaudited)         (unaudited)
                  Cash paid for interest                                $         590     $       10,025    $      43,610
                  Cash paid for income taxes                                       --                 --              800

         Non-cash financing activities for the year ended March 31 were as follows:

                                                                                  Three months                 Year ended
                                                                                 ended June 30,              March 31, 1998
                                                                                 --------------              --------------
                                                                            1998                1997
                                                                            ----                ----
                                                                         (unaudited)         (unaudited)
                  Conversion of promissory notes payable,
                    related party, to 3,344,581 and 300,000
                    shares of common stock, respectively.               $          --     $           --    $   1,672,290
                  Conversion of promissory notes payable,
                    others, to 1,251,888 shares of common
                    stock.                                                         --                 --          625,943
                  Conversion of accounts payable to 22,150
                    shares of common stock                                         --                 --               --
                  Issuance of common stock in payment of
                    legal services at $1.23 per share                         171,930                 --               --
                  Conversion of accrued compensation of a
                    related party into common stock at $1.25
                    per share                                                 300,000                 --               --
                  Conversion of notes payable into shares of
                    common stock at $1.25 per share                           306,250                 --               --



See accompanying independent auditors' report.

                        NUMEX CORPORATION AND SUBSIDIARY

                            YEAR ENDED MARCH 31, 1998




(17)     SUBSEQUENT EVENTS:

         The Company has entered into an agreement with the original owners and an independent consultant (prior to acquisition by Numex Corporation) of ViaStar Marketing, Inc., to reacquire 300,000 shares, at cost, of the Company's common stock outstanding as of March 31, 1998. The Company had originally presented the issuance of restricted common stock as Goodwill purchased in excess of fair market value from the acquisition of ViaStar Marketing, Inc. The unamortized carrying value of purchased goodwill (see Note 1) was charged against earnings for the year ended March 31, 1996.

         The board of directors of the Company approved and issued 140,000 shares of its treasury stock, at approximately $1.23, to a vendor for legal services rendered related to an acquisition target in the amount of $171,930 (see Note 8).

         The board of directors of the Company approved and issued 240,000 shares of its treasury stock, at $1.25, to convert the accrued officer-stockholder compensation obligation of $300,000 (see Note 9).

         The board of directors of the Company approved and issued 197,000 shares of its treasury stock, at $1.25 per share, to convert $246,250 of notes payable, related parties, as presented in the balance sheet, into equity (see Note 11).

         The Company also issued 48,000 shares of treasury stock, at $1.25 per share, to convert $60,000 of additional notes payable, related parties issued after March 31, 1998.



See accompanying independent auditors' report.

No dealer, salesman or other person is authorized to give any information or make any representations not contained in this Prospectus with respect to the offering made hereby. This Prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of the Company since the date hereof.

           -------------------

            TABLE OF CONTENTS

                                        Page
                                        ----

Available Information...................  1
Documents Incorporated By Reference.....  2
Prospectus Summary......................  3
Risk Factors............................  5
Use Of Proceeds.........................  9
Market For Common Equity And Related
     Stockholder Matters................  9
Selling Stockholders.................... 11
Plan Of Distribution.................... 12
Management's Discussion And Analysis Of
     Financial Condition And Results
     Of Operation....................... 12
Business................................ 16
Management.............................. 18
Executive Compensation.................. 19
Certain Relationships And Related
     Transactions....................... 20
Security Ownership Of Certain Beneficial
     Owners And Management.............. 21
Recent Sales Of Unregistered Securities. 21
Legal Proceedings....................... 22
Changes In And Disagreements With
     Accountants On Accounting And
     Financial Disclosure............... 23
Disclosure Of Commission Position On
     Indemnification Of Securities Act
     Liabilities........................ 23
Legal Matters........................... 24
Experts................................. 24



     5,210,506 Shares of Common Stock


            NUMEX CORPORATION



-------------------------------------------

               PROSPECTUS

-------------------------------------------




             October   , 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the General Corporation Law of the State of Delaware grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The Company's Certificate of Incorporation provides for indemnification of such persons to the fullest extent allowable under applicable law. In addition, the Company has entered into indemnity agreements with each of its Directors, which generally provide contractual indemnity protection which is coextensive with the indemnity provisions of the General Corporation Law of the State of Delaware and the Company's Certificate of Incorporation.

ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following is a schedule of the estimated expenses (all of which will be borne by the Company) incurred in connection with the offering of the securities registered hereby, other than underwriting discounts and commissions, if any. All of the amounts shown are estimates, except the SEC Registration Fee.

        SEC registration fee .........................       $   960.69
        Blue Sky fees and expenses ...................         5,000.00*
        Accounting fees and expenses .................         5,000.00*
        Legal fees and expenses ......................        20,000.00*
        Miscellaneous ................................         2,039.31*
                                                             ----------
        Total ........................................       $33,000.00*
                                                             ==========

        ------------------
        * estimated

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES

        In April and May 1996, the Company issued 22,150 shares of common stock to Friedman and Phillips, the Company's corporate counsel at that time, in lieu of $11,344 legal fees incurred.

        On March 31, 1997, Jack I. Salzberg converted his $300,000 convertible note into 300,000 shares of common stock. He also converted the remaining outstanding note and accrued interest in the amount of $143,916 into 287,831 shares of common stock on September 10, 1997. Mr. Salzberg is the Chairman of the Board, President and CEO of the Company.

        On August 11, 1997, Esther Kozienicki converted her long term convertible note of $300,000 into 600,000 shares of common stock. She also converted some of her demand notes and accrued interest in the amount of $479,880 into 959,760 shares of common stock on December 31, 1997. Ms. Kozienicki is the sister of Jack Salzberg.

        On August 11, 1997, Malka Livne converted her long term convertible note of $300,000 into 600,000 shares of common stock. She also converted some of her demand notes and accrued interest in the amount of $163,995 into 327,990 shares of common stock on December 31, 1997. Ms. Livne is the sister-in-law of Jack Salzberg.

        On December 31, 1997, Dafna Breines converted outstanding notes in an aggregate amount of $161,000 into 322,000 shares of common stock; Adira Hulkower converted outstanding notes for $80,000 into 160,000 shares of common stock; Ron Livne converted his notes in an aggregate amount of $42,500 into 85,000 shares of common stock; Frank Naft converted outstanding notes for $50,000 into 100,000 shares of common stock; Miriam Salzberg converted outstanding notes for $50,000 into 100,000 shares of common stock; 1989 Jack and Anna Salzberg Grandchildren Trust for the Benefit of Adam Salzberg converted outstanding note of $40,500 into 81,000 shares of common stock; and, 1989 Jack and Anna Salzberg Grandchildren Trust for the Benefit of Matthew Salzberg converted outstanding note of $40,500 into 81,000 shares.

        On December 31, 1997, the Company issued 443,888 shares of common stock, of which 43,888 shares were restricted, to David Breines who purchased a 1992 convertible promissory note from an unaffiliated party in the amount of $221,994.

        On February 24, 1998, a note in the amount of $224,000 which had been assumed by a family member of Jack Salzberg, was converted into 448,000 shares of Common Stock and issued as follows: Regina Hulkower as custodian for Shoshana Hulkower under the Uniform Gift to Minors Act 100,000 shares, Judah Hulkower 100,000 shares, Ron Livne 98,000 shares, 1989 Jack and Anna Salzberg Grandchildren Trust FBO Adam Salzberg 50,000 shares, 1989 Jack and Anna Salzberg Grandchildren Trust FBO Jacob Salzberg 50,000 shares and 1989 Jack and Anna Salzberg Grandchildren Trust FBO Matthew Salzberg 50,000 shares.

        On May 29, 1998, Jack Salzberg converted his $300,000 accrued compensation into 240,000 shares of common stock; Esther Kozienicki converted $160,000 outstanding notes into 128,000 shares of common stock; Malka Livne converted $120,000 outstanding notes

ITEM 27.       EXHIBITS.

Exhibit No.
3.1        Certificate of Incorporation. Incorporated by reference to exhibit
           2.1 to Company's Registration Statement on Form S-18, filed on August
           14, 1980.

3.2        Certificate of Amendment to the Certificate of Incorporation filed
           August 30, 1985. Incorporated by reference to exhibit 3.3 to Company's Form 10-K for fiscal year ending March 31, 1988.

3.3        Certificate of Amendment to the Certificate of Incorporation filed
           March 31, 1986. Incorporated by reference to exhibit 10.4 to Company's Form 10-K for fiscal year ending March 31, 1986.

3.4        Certificate of Amendment to the Certificate of Incorporation filed
           October 14, 1992. Incorporated by reference to exhibit 3.4 to Company's Form 10-KSB for fiscal year ending March 31, 1993.

3.5        Certificate of Amendment to the Certificate of Incorporation filed
           April 16, 1996.*

3.6        Bylaws. Incorporated by reference to exhibit 2.2 to Company's
           Registration Statement on Form S-18, filed on August 14, 1980.

3.7 Amendment to Bylaws dated March 19, 1992. Incorporated by reference to exhibit 3.6 to Company's Form 10-KSB for fiscal year ending March
           31, 1993.

3.8 Amendment to Bylaws dated March 30, 1992. Incorporated by reference to exhibit 3.7 to Company's Form 10-KSB for fiscal year ending March
           31, 1993.

3.9        Amendment to Bylaws dated July 15, 1992. Incorporated by reference to exhibit 3.8 to Company's Form 10-KSB for fiscal year ending March 31, 1993.

3.10 Amendment to Bylaws dated December 30, 1992. Incorporated by reference to exhibit 3.9 to Company's Form 10-KSB for fiscal year ending March 31, 1993.

4          Specimen Common Stock Certificate. Incorporated by reference to exhibit 3.0 to Company's Registration Statement on Form S-18, filed on August 14, 1980 (by amendment).

5          Opinion of Richman, Lawrence, Mann, Chizever & Phillips.**

10.1 License agreement dated as of January 1, 1992 between the Company and Gunter Schweisfurth concerning Therapy Plus. Incorporated by reference to exhibit 10.1 to Company's Form 10-KSB for fiscal year ending March 31, 1993.

10.8       1992 Stock Option Plan. Incorporated by reference to exhibit 10.8 to
           Company's Form 10-KSB for fiscal year ending March 31, 1993.

10.9 Stock Option Agreement with Gerald A. Bagg. Incorporated by reference to exhibit 10.9 to Company's Form 10-KSB for fiscal year ending March
           31, 1993.

10.16      Settlement Agreement and Release of All Claims dated December 29,
           1997 between the Company and Jacob M.M. Graff. Incorporated by reference to exhibit 10.16 to Company's Form 10-KSB for fiscal year ending March 31, 1998.

10.17 Settlement Agreement and Release of All Claims dated January 29, 1998 between the Company and Belin Rawlings and Badal LLP. Incorporated by reference to exhibit 10.17 to Company's Form 10-KSB for fiscal year ending March 31, 1998.

10.18 Settlement Agreement and Release of All Claims dated February 5, 1998 between the Company and Barnes Morris Wolf P.C., Incorporated by reference to exhibit 10.18 to Company's Form 10-KSB for fiscal year ending March 31, 1998.

11 Statement regarding computation of per share earnings. Set forth on Consolidated Statements of Operations, above, as the Company has a simple capital structure.

21 Subsidiaries of Registrant. Incorporated by reference to exhibit 21 to Company's Form 10-KSB for the fiscal year ended March 31, 1998.

23.1 Consent of Richman, Lawrence, Mann, Chizever & Phillips (included in Exhibit 5).**

23.2       Consent of Stonefield Josephson, Inc., Independent Public
           Accountants.*

24 Powers of Attorney (included on the signature page in Part II of this Registration Statement).*

----------------------
*  filed herewith
** to be filed by amendment


ITEM 28.       UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                       (i) To include any Prospectus required by Section
               10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                      (ii) To reflect in the Prospectus any facts or events
               which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; however, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                     (iii) To include any additional or changed material
               information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation, By-Laws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection which the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe Springs, State of California, on October 2, 1998.

                                             NUMEX CORPORATION



                                             By /s/ Jack I. Salzberg
                                                -----------------------------
                                                Jack I. Salzberg
                                                Chairman of the Board and
                                                President


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack I. Salzberg his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instructions he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on October 2, 1998.

           SIGNATURE                                 TITLE
           ---------                                 -----
      /s/ Jack I. Salzberg                  Chairman of the Board,
-------------------------------------       President and Director
       Jack I. Salzberg

      /s/ Gerald A. Bagg                    Director
-------------------------------------
        Gerald A. Bagg


      /s/ J. Robert Fabregas                Director
-------------------------------------
      J. Robert Fabregas


      /s/ Issac S. Salzberg                 Director
-------------------------------------
       Issac S. Salzberg

                                INDEX TO EXHIBITS



Exhibit No.
3.1        Certificate of Incorporation. Incorporated by reference to exhibit
           2.1 to Company's Registration Statement on Form S-18, filed on August
           14, 1980.

3.2        Certificate of Amendment to the Certificate of Incorporation filed
           August 30, 1985. Incorporated by reference to exhibit 3.3 to Company's Form 10-K for fiscal year ending March 31, 1988.

3.3        Certificate of Amendment to the Certificate of Incorporation filed
           March 31, 1986. Incorporated by reference to exhibit 10.4 to Company's Form 10-K for fiscal year ending March 31, 1986.

3.4        Certificate of Amendment to the Certificate of Incorporation filed
           October 14, 1992. Incorporated by reference to exhibit 3.4 to Company's Form 10-KSB for fiscal year ending March 31, 1993.

3.5        Certificate of Amendment to the Certificate of Incorporation filed
           April 16, 1996.*

3.6        Bylaws. Incorporated by reference to exhibit 2.2 to Company's
           Registration Statement on Form S-18, filed on August 14, 1980.

3.7 Amendment to Bylaws dated March 19, 1992. Incorporated by reference to exhibit 3.6 to Company's Form 10-KSB for fiscal year ending March
           31, 1993.

3.8 Amendment to Bylaws dated March 30, 1992. Incorporated by reference to exhibit 3.7 to Company's Form 10-KSB for fiscal year ending March
           31, 1993.

3.9        Amendment to Bylaws dated July 15, 1992. Incorporated by reference to exhibit 3.8 to Company's Form 10-KSB for fiscal year ending March 31, 1993.

3.10 Amendment to Bylaws dated December 30, 1992. Incorporated by reference to exhibit 3.9 to Company's Form 10-KSB for fiscal year ending March 31, 1993.

4          Specimen Common Stock Certificate. Incorporated by reference to exhibit 3.0 to Company's Registration Statement on Form S-18, filed on August 14, 1980 (by amendment).

5          Opinion of Richman, Lawrence, Mann, Chizever & Phillips.**

10.1 License agreement dated as of January 1, 1992 between the Company and Gunter Schweisfurth concerning Therapy Plus. Incorporated by reference to exhibit 10.1 to Company's Form 10-KSB for fiscal year ending March 31, 1993.

10.8       1992 Stock Option Plan. Incorporated by reference to exhibit 10.8 to
           Company's Form 10-KSB for fiscal year ending March 31, 1993.

10.9 Stock Option Agreement with Gerald A. Bagg. Incorporated by reference to exhibit 10.9 to Company's Form 10-KSB for fiscal year ending March
           31, 1993.

10.16      Settlement Agreement and Release of All Claims dated December 29,
           1997 between the Company and Jacob M.M. Graff. Incorporated by reference to exhibit 10.16 to Company's Form 10-KSB for fiscal year ending March 31, 1998.

10.17 Settlement Agreement and Release of All Claims dated January 29, 1998 between the Company and Belin Rawlings and Badal LLP. Incorporated by reference to exhibit 10.17 to Company's Form 10-KSB for fiscal year ending March 31, 1998.

10.18 Settlement Agreement and Release of All Claims dated February 5, 1998 between the Company and Barnes Morris Wolf P.C., Incorporated by reference to exhibit 10.18 to Company's Form 10-KSB for fiscal year ending March 31, 1998.

11 Statement regarding computation of per share earnings. Set forth on Consolidated Statements of Operations, above, as the Company has a simple capital structure.

21 Subsidiaries of Registrant. Incorporated by reference to exhibit 21 to Company's Form 10-KSB for the fiscal year ended March 31, 1998.

23.1 Consent of Richman, Lawrence, Mann, Chizever & Phillips (included in Exhibit 5).**

23.2       Consent of Stonefield Josephson, Inc., Independent Public
           Accountants.*

24 Powers of Attorney (included on the signature page in Part II of this Registration Statement).*





----------------------
*  filed herewith
** to be filed by amendment